Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We have issued our report dated February 6, 2021 with respect to the financial statements of JM Bullion, Inc. as of and for the years ended December 31, 2020 and 2019. We consent to the inclusion of such report in this Registration Statement on Form S-3 (No. 333-249060), and to the use of our name as it appears under the caption “Experts.”

/s/ Cantrell & Associates

Cantrell & Associates

Dallas, Texas

March 1, 2021